EXHIBIT 99.1

Utah Medical Products, Inc. Reports Financial Performance for Second Quarter 2011

Salt Lake City, Utah - In the second calendar quarter (2Q) and first half (1H) of 2011, Utah Medical Products, Inc.’s (Nasdaq: UTMD) changes in financial results compared to the same time period in the prior calendar year were as follows:

	2Q (April – June)	1H (January – June)
Sales:	+65%	+35%
Gross Profit:	+92%	+51%
Operating Income:	+47%	+20%
Net Income:	+35%	+11%
Earnings Per Share:	+35%	+11%

2Q 2011 was the first full operating quarter after UTMD’s March 18, 2011 acquisition of Femcare Holdings Ltd.

UTMD achieved the following profit margins in 2Q 2011 and 1H 2011 compared to 2Q 2010 and 1H 2010:

	2Q 2011 (Apr – Jun)	1H 2011 (Jan – Jun)	2Q 2010 (Apr – Jun)	1H 2010 (Jan – Jun)
Gross Profit Margin (gross profits/ sales):	60.3%	58.1%	52.1%	51.8%
Operating Profit Margin (operating profits/ sales):	31.2%	31.4%	35.0%	35.3%
Net Profit Margin (profit after taxes/ sales):	19.1%	19.3%	23.4%	23.6%

Sales.  Femcare’s sales were 40% of total consolidated sales in 2Q 2011, and 27% in 1H 2011.  Comparing 2Q 2011 to 2Q 2010 global sales in product categories, blood pressure monitoring device/ components (BPM) sales were up 3%, neonatal device sales were down 10%, gynecology/ electrosurgery device sales were up 276% and obstetrics device sales were up 2%.  All of Femcare’s sales are included in the gynecology category.  For 1H 2011 compared to 1H 2010 global sales in product categories, BPM sales were up 6%, neonatal device sales were down 10%, gynecology/ electrosurgery device sales were up 149% and obstetrics device sales were up 1%.

International sales in 2Q 2011 and 1H 2011, respectively, were up 202% and 110%. With the addition of Femcare, international sales were 55% of total consolidated 2Q 2011 sales, and 48% of 1H 2011 sales.  Femcare’s sales were 63% of total international sales in 2Q 2011, and 49% in 1H 2011. UTMD Ireland 2Q 2011 shipments were down 3% in U.S. dollar (USD) terms and down 15% in Euro terms, as the USD lost about 15% of its value relative to the Euro compared to the prior year. For 1H 2011, UTMD Ireland USD- and Euro-denominated trade shipments were down 7% and 13% respectively.

Domestic sales were up 6% in 2Q 2011 and 1% in 1H 2011 compared to the same periods in 2010. Domestic direct sales of finished devices to U.S. end-users were 6% lower in 2Q 2011, and 5% lower in 1H 2011, a continuation of the experience of lower hospital utilization rates of UTMD’s specialty devices. Domestic sales of OEM components to other companies were up 149% for 2Q 2011 and 71% for 1H 2011. Sales of Femcare’s Filshie Clip System components to Cooper Surgical Inc. accounted for the increase.

Gross Profit.  UTMD’s gross profit margin (GPM), gross profits divided by sales, was 60.3% in 2Q 2011 and 58.1% in 1H 2011 compared to 52.1% and 51.8% in the same periods in the prior year. The improvement was due to the addition of Femcare’s devices with higher GPMs. Excluding Femcare, UTMD’s GPM was about 53.2% for both 2Q 2011 and 1H 2011.

Operating Income.  UTMD’s 2Q and 1H 2011 operating profit margins (OPMs), operating income divided by sales, were 31.2% and 31.4% respectively, compared to 35.0% and 35.3% in the same periods of 2010, despite the significantly higher GPMs in 2011 compared to the prior year. The lower OPMs were due to 1) the amortization of intangible assets that resulted from the Femcare acquisition, 2) acquisition expenses, and 3) current higher relative operating expenses at Femcare:

Item 1) - The amortization of $38,796 (unless otherwise indicated, currency amounts are in thousands) in identifiable intangible assets resulting from the Femcare acquisition, which will be included in G&A expenses over a period of 15 years, was 6.3% of 2Q 2011 total sales.

Item 2) - Acquisition expenses were $35 in 2Q 2011 and $285 in 1H 2011.  Additional independent accountant expenses are expected, associated with reconciling UK GAAP with US GAAP for the Femcare audited and unaudited interim financial statements prior to the acquisition date. UTMD expects its acquisition expenses should come to an end in 3Q 2011. Acquisition expenses represented 1.7% of 1H 2011 sales.

Item 3) - Prior to the acquisition, Femcare’s G&A expenses were more than double UTMD’s G&A expenses as a percentage of sales. Management expects a productivity improvement from consolidation of G&A resources that has not yet been realized, beginning in 3Q 2011 as Femcare’s systems are integrated into UTMD’s computerized enterprise management system.

Earnings before Tax (EBT).  Compared to the prior year’s same periods, 2Q and 1H 2011 EBT margins (EBT divided by sales) were diminished by the interest expense incurred in borrowing $26,934 to acquire Femcare, and lower interest income as a result of using $15,000 in cash reserves to acquire Femcare.  Total interest expense in 2Q and 1H 2011 was $302 and $353, respectively, compared to $6 and $13 in the same periods of 2010.  2Q and 1H 2011 EBT margins were 28.4% and 29.7%, respectively, compared to 35.2% and 35.5% in the same periods of 2010.

Net Income. UTMD’s net profit increased 35% in 2Q 2011 and 11% in 1H 2011 compared to the same periods in the prior year. Although diluted by the amortization of intangible assets and interest expense on debt assumed in completing the Femcare acquisition, 2Q 2011 and 1H 2011 net profit margins (NPMs), net income divided by sales, remained healthy at 19.1% and 19.3% compared to 23.4% and 23.6% for 2Q 2010 and 1H 2010, respectively.  As of April 1, 2011, the UK corporate income tax rate was reduced to 26% from 28%.

Earnings per share (EPS).  2Q 2011 EPS increased 14.2 cents per share compared to 2Q 2010 as a result of the Femcare acquisition. Actual diluted shares used to calculate 2Q 2011 EPS decreased to 3,644,616 from 3,651,237 in 2Q 2010. Diluted shares used to calculate 1H 2011 EPS decreased to 3,638,415 from 3,648,313 in 1H 2010.  The decreases were due mainly to shares repurchased in 3Q 2010. The Company has not repurchased any of its shares to date in 2011.  For 1H 2011, EPS increased only 9.1 cents compared to 1H 2010, as the Femcare acquisition was completed near the end of 1Q 2011.

Income Statement Summary.  The 2Q 2011 was the first full quarter where Femcare operating results were combined with UTMD results. Excluding the Femcare acquisition, UTMD’s consolidated 2Q and 1H 2011 global sales were down between 1% and 2% compared with the same periods in 2010, while gross profits were up 1% and net profits remained about the same. UTMD continues to target EPS in the range of $1.95 - $2.00 for the full year of 2011, but there remains uncertainty with respect to the magnitude of remaining acquisition expenses and the timing and degree of success in reducing Femcare G&A expenses during 2011 after integrating Femcare’s management control systems into UTMD’s.  Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, 2Q 2011 consolidated earnings before taxes plus interest expense were $4,155.

UTMD’s June 30, 2011 balance sheet compared with its March 31, 2011 balance sheet post acquisition demonstrates improvement.  Key changes follow:

[Million $$]
Cash & Investments:	(0.7)
Receivables & Inventory:	+0.3
Intangible Assets:	(0.6)
Total Current Liabilities:	(0.9)
Notes Payable:	(1.7)
Shareholders’ Equity:	+1.6

1H 2011 capital expenditures were $158, less than depreciation of fixed assets by $33.

Financial ratios as of June 30, 2011 follow:
1)  Current Ratio (including the current portion of loans) = 1.7
2)  Days in Receivables (based on 2Q sales activity) = 41
3) Average Inventory Turns (based on 2Q CGS) = 3.4
4) Year-to-Date ROE = 17% (prior to dividend payments)
       =   8% (after payment of shareholder dividends)

UTMD=s dilution from unexercised option shares added to actual weighted average outstanding shares for purposes of calculating eps was 18,200 in 2Q 2011 compared to 20,100 in 2Q 2010, and 15,200 in 1H 2011 compared to 23,700 in 1H 2010.  The actual number of outstanding shares at the end of 2Q 2011 was 3,634,800 which included 2Q 2011 employee option exercises of 13,400 shares.  The total number of outstanding unexercised options at June 30, 2011 was 263,700 shares at an average exercise price of $25.26/ share, including shares awarded but not vested.  This compares to 222,400 option shares outstanding at the end of 2Q 2010 at an average exercise price of $24.49/ share.  On March 18, 2011, UTMD awarded 59,000 option shares at an exercise price of $26.52 to Femcare employees.

Risk factors that could cause results to differ materially in future quarters include clinical acceptance of products, timing of regulatory approvals of new products and of distributing existing products in new geographical areas, government intervention in the health care marketplace, distribution restrictions by anticompetitive hospital administrative agreements, foreign currency exchange rates, the Company’s ability to efficiently manufacture, market, and sell its products globally, among other factors that have been outlined in UTMD=s public disclosure filings with the SEC. The SEC Form 10-Q for 2Q 2011 will be filed with the SEC by August 9.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures, assembles and markets a broad range of disposable and reusable specialty medical devices designed for better health outcomes for patients and their care-providers.  For more information about Utah Medical Products, Inc., visit UTMD=s website at www.utahmed.com.

Utah Medical Products, Inc.
INCOME STATEMENT, Second Quarter (3 months ended June 30)
(in thousands except earnings per share):
	2Q 2011	2Q 2010	Percent Change
Net Sales	$10,377	$6,276	+65.3%
Gross Profit	6,260	3,267	+91.6%
Operating Income	3,233	2,195	+47.3%
Income Before Tax	2,952	2,211	+33.5%
Net Income	1,982	1,467	+35.1%
Earnings Per Share	$0.544	$0.402	+35.3%
Shares Outstanding (diluted)	3,645	3,651

INCOME STATEMENT, First Half (6 months ended June 30)
(in thousands except earnings per share):
	1H 2011	1H 2010	Percent Change
Net Sales	$17,170	$12,712	+35.1%
Gross Profit	9,969	6,590	+51.3%
Operating Income	5,390	4,484	+20.2%
Income Before Tax	5,094	4,519	+12.7%
Net Income	3,319	2,994	+10.8%
Earnings Per Share	$0.912	$0.821	+11.1%
Shares Outstanding (diluted)	3,638	3,648

BALANCE SHEET
(in thousands)
	(unaudited) JUN 30, 2011	(unaudited) MAR 31, 2011	(audited) DEC 31, 2010	(unaudited) JUN 30, 2010
Assets
Cash & Investments	$6,350	$7,096	$18,536	$21,385
Accounts & Other Receivables, Net	4,965	5,077	3,163	2,736
Inventories	5,021	4,596	3,097	3,166
Other Current Assets	728	854	346	451
Total Current Assets	17,064	17,623	25,142	27,738
Property & Equipment, Net	9,529	9,482	8,750	7,981
Intangible Assets, Net	54,174	54,798	7,346	7,366
Total Assets	$80,767	$81,903	$41,238	$43,085

Liabilities & Shareholders’ Equity
A/P & Accrued Liabilities	$4,391	$5,309	$1,688	$2,181
Current Portion of Notes Payable	5,573	5,584	215	219
Total Current Liabilities	9,964	10,893	1,903	2,400
Notes Payable (excluding current portion)	20,590	22,326	909	1,034
Other LT Liabilities	592	500	-	-
Deferred Tax Liability - Intangibles	8,832	8,995	-	-
Deferred Revenue and Income Taxes	792	796	634	667
Shareholders’ Equity	39,997	38,393	37,792	38,984
Total Liabilities & Shareholders’ Equity	$80,767	$81,903	$41,238	$43,085